Exhibit 99.1

Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2307	www.lydall.com

specialty engineered products and materials

NewsRelease

Lydall Provides COVID-19-Related Business Update

Announces Ramp-down of its Automotive Facilities

MANCHESTER, CT – March 20, 2020 – LYDALL, INC. (NYSE: LDL) today announced the ramp-down of its manufacturing facilities in Hamptonville and Yadkinville, North Carolina; Meinerzhagen, Germany; and St. Nazaire, France in response to a number of Lydall’s largest automotive OEM customers having temporarily ceased operations due to the impact of the COVID-19 (coronavirus) pandemic on the global economy. As a result of these actions and a government-mandated shutdown in Pennsylvania, more than 500 U.S. employees will be laid off and nearly 500 employees in Europe have been asked to stay home.

“The decision to ramp-down production at these facilities was not made lightly,” said Sara A. Greenstein, Lydall’s President and Chief Executive Officer. “It was driven by a sharp and immediate decrease in customer demand from the automotive industry and was necessary for the sustainability of our business.”

Lydall is offering support and resources to the employees affected by these actions, including guidance on receiving unemployment or other social benefits.

“Although we are dealing with an unprecedented event in terms of size, scope and scale, we are cautiously optimistic that this is a short-term crisis from which we will recover,” Ms. Greenstein added. “While we are quickly responding to the change in demand of our automotive customers, other parts of our business remain stable. Our China operations for all three business segments are seeing an increase in orders and a majority of our employees are back at work.

“To ensure adequate liquidity, we have contingency plans in place, are focused on minimizing operational expenses, strong working capital management and have drawn $20 million on our existing credit facility. We are confident that by making these tough and necessary decisions early on we are better positioned to navigate further uncertainties and business disruptions caused by COVID-19."

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the expected impact of the coronavirus on the Company's businesses may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

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For further information: Brendan Moynihan Vice President, Financial Planning and Investor Relations Telephone 86-646-1233 Facsimile 860-646-4917 info@lydall.com www.lydall.com